Exhibit 10.3

AGENCY AGREEMENT

Is made this 11th day of January 2021

Between

THAI ROONG RUANG SUGAR GROUP

238, TRR Tower,Naradhiwas Road, Chong Nonsi,

Yannawa, Bangkok 10120

Tel: (+66)-294 5588 Ext.1558 Fax.(+66)-294 5588 Ext.1583

And

LP GRACE PTE. LTD.

10 Bukit Batok Crescent #10-01 The Spire, Singapore 658079

Tel: (+65) 6896 5333/Fax: +65 6896 5335

Thai Roong Ruang Sugar Group hereby grants LP Grace Pte Ltd the Sole right to sell and distribute Thai Roong Ruang Sugar Group products of LIN Brand in the Primary Trade Area as stated in the Period of Agreement.

Product

All range of sugar Brand: “LIN”

Primary Trade Area

SINGAPORE

Period of Agency Agreement

For duration of 3 year, with effect from 1st February 2021 to 31st January 2024 (subject to renewal)

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Payment

To be agreed upon each sale confirmed.

A)	Obligation of LP Grace Pte Ltd (hereinafter referred to as “LPG”)

1.	LPG can only sell the above mentioned product in the stated Primary Trade Area

2.	LPG will do their best to sell, distribute, and promote the product, which also include their participation together with Thai Roong Ruang Sugar Group in preparing the annual sales and marketing budgets/plans for the market.

3.	LPG shall provide forecasts of product requirements, market data and information on competition.

4.	LPG agrees to hold sufficient stock of products in order to keep the market supplied.

5.	LPG will pay for all products ordered and received.

6.	LPG will share the report of marketing activities every 6 months.

7.	LPG will conclude cost of marketing and promotion and send invoice every 6 months.

B)	Obligations of Thai Roong Ruang Sugar Group (hereinafter referred to as “TRR”)

1.	TRR will sell to LP Grace Pte. Ltd. on the product, at prices agreed by FOB basic, prior to the orders.

C)	Other conditions

1.	TRR shall prepare material according to target agreement between TRR and LGP by LPG shall bear all cost of material in case LPG cannot meet the target.

2.	LPG shall extend to his customers only the product warranties that was extended to him by TRR.

3.	The terms of this agreement supersede the terms of all other purchase orders, agreements, between LPG and TRR except for agreements made in writing for the purpose of modifying this agreement.

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4.	In case of any discipline relating to or arising from the interpretation or execution or whatever agreement or deed in execution of this agreement, each party will use its best efforts to settle such dispute in a friendly manner.

D)	Termination of Agreement

1.	This agreement can be cancelled or not extended on expiry of agreement date by written (180 days in advance) notice by either party, without further right, liability or obligation to one another.

2.	Should this agreement not be cancelled as stated above than it will be subjected to renewal upon further discussion.

3.	Should one party not adhere to the terms and conditions/obligations as stated in this agreement, the other party has the right to terminate this agreement given one month notice in advance, even before this agreement expires. Similarly, there would be no further right, liability or obligation to one another.

4.	All disputes arising out of or in connection with this contract shall be referred to arbitration in Thailand in accordance with the Rules of the Thailand International Arbitration Centre.

For and on behalf of	For and on behalf of

/s/ Norathep Keereerat	/s/ Davis C.K. Tan
Seller	Buyer
Thai Roong Ruang Sugar Group	LP Grace Pte Ltd
Representative:	Representative:
Mr. Norathep Keereerat	Mr. Davis C.K. Tan

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